UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2017

WATSCO, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction

of incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

(Address of principal executive offices, including zip code)

(305) 714-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01.	Other Events.

On June 21, 2017, Carrier Enterprise, LLC (“CE”), a joint venture between Watsco, Inc., a Florida corporation (the “Company”), and Carrier Corporation (“Carrier”), acquired an approximately 35% ownership interest (the “Purchased Interest”) in Russell Sigler, Inc., a New Mexico corporation (“RSI”). As previously reported, the Company has an 80% ownership interest in CE, and Carrier has a 20% ownership interest in CE. CE acquired its ownership interest in RSI for a cash purchase price of approximately $63.6 million.

In connection with its acquisition of the Purchased Interest, CE entered into a shareholders agreement (the “Shareholders Agreement”) with RSI and RSI’s other shareholders. Pursuant to the Shareholders Agreement, RSI’s shareholders have the right to sell, and CE has the obligation to purchase, their respective shares of RSI for a purchase price determined based on either book value or EBIT, the latter of which CE used to calculate the price paid for the Purchased Interest. RSI’s shareholders may transfer their respective shares of RSI common stock only to members of the Sigler family or to CE, and, at any time from and after the date on which CE owns 85% or more of RSI’s outstanding common stock, CE has the right, but not the obligation, to purchase from RSI’s shareholders the remaining outstanding shares of common stock. The Shareholders Agreement contains customary minority rights in favor of CE, including that RSI not issue any shares of common stock or any other voting securities, including derivative securities, without CE’s prior consent. Unless earlier terminated by the parties thereto, the Shareholders Agreement continues until such time that CE acquires all of the RSI’s issued and outstanding common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: June 22, 2017	By: /s/ Ana M. Menendez
Ana M. Menendez,
Chief Financial Officer